FIDELITY VARIABLE INSURANCE PRODUCT FUNDS
                        SHAREHOLDER INFORMATION AGREEMENT

SHAREHOLDER INFORMATION AGREEMENT dated April 12, 2007 ("Effective Date") by and between Fidelity Distributors Corporation, ("Underwriter") on behalf of Fidelity Variable Insurance Product Funds I, II, III, and IV, ("Fund") and Phoenix Life Insurance Company, as agent for Valley Forge Life Insurance Company ("Intermediary").

WHEREAS, the Intermediary is a manufacturer of variable life and variable annuity insurance products;

WHEREAS, the Intermediary and the Fund previously entered into Participation Agreements allowing the Intermediary to offer certain Fidelity insurance dedicated mutual funds through its Separate Accounts by way of the Intermediary's variable life and variable annuity insurance products;

WHEREAS, Rule 22c-2 of the Investment company Act of 1940, as amended, ("Act") requires every mutual fund company or its principal underwriter to enter into written agreements with financial intermediaries obligating each financial intermediary to provide certain shareholder information as defined by Rule 22c-2 ("Rule") of the Act. The Rule also obligates the financial intermediary to execute instructions from the fund company should the fund company determine that a shareholder's trading activity violates the fund's short-term trading policies;

WHEREAS, the Fund is a fund as defined by the Rule;

WHEREAS, the Intermediary is an intermediary as defined by the Rule;

WHEREAS, the Fund and the Intermediary enter into this Shareholder Information Agreement ("Agreement") to comply with the requirements of the Rule;

NOW, in consideration of the mutual covenants contained in this Agreement, the parties intend to be legally bound and agree to the following:

                                 I. DEFINITIONS

1.1 - Intermediary: The term "Intermediary" means an insurance company separate account offering any of the Fund's insurance dedicated mutual funds ("Separate Account") and/or the insurance company acting as the depositor for the Separate Account.

1.2 - Fund: The term "Fund" shall mean an open-ended management investment company that is registered or required to register under Section 8 of the Act. The term "Fund" includes (i) an investment adviser to or administrator for the Fund; (ii) the principal underwriter or distributor for the Fund. The term not does include any "excepted funds" as defined in Rule 22c-2(b) under the Act.

1.3 - Shares: The term "Shares" means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Act that are held by the Intermediary.

1.4-Shareholder: The term "Shareholder" means the holder of interests in a variable annuity or variable life insurance contract issued contract by the Intermediary ("Contract"), or a participant in an employee benefit plan with a beneficial interest in a contract.

1.5-Shareholder -Initiated Transfer Purchase: The term "Shareholder-Initiated Transfer Purchase" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Fund as a result of "dollar cost averaging" programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) one-time step-up in Contract value pursuant to a Contract death benefit; (iv) allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (v) prearranged transfers at the conclusion of a required free look period.

1.6-Shareholder Initiated Transfer Redemption: The term "Shareholder-Initiated Transfer Redemption" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.

1.7-Shareholder Information: The term "Shareholder Information" shall have the meaning set forth in Section 2.1(i), 2.1(ii), and 2.1(iii) below.

1.8-Written or In Writing: The term "written", "in writing" or similar term includes electronic writings and facsimile transmissions unless otherwise specified.

                             II. INFORMATION SHARING

2.1 Information Sharing - Intermediary agrees to provide the Fund, upon written request, the following Shareholder Information:

(i)  the taxpayer identification number ("TIN");

(ii) the Contract owner number or participant account number associated with the Shareholder;

(iii) the amount, date and transaction type of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Intermediary during the period covered by the request.

(iv) Upon further request by the Fund or its designee, the Company agrees to provide the name or other identifier of any investment professionals (if known) associated with any Contract Owner(s) account which has been identified by the Fund as having violated policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

2.2 Period Covered by Request - Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which Shareholder Information is sought. The Fund may request Shareholder Information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

2.3 Timing of Requests - Fund requests for Shareholder Information shall be made no more frequently than monthly except as the Fund deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

2.4 Form and Timing of Response - Intermediary agrees to provide Shareholder Information to the Fund promptly, but in any event no later than ten business days after receipt of a request. If the Fund requests, the Intermediary agrees to use its best efforts to promptly determine whether any specific person about whom it has received Shareholder Information is itself a financial intermediary ("indirect intermediary"). (a) The Intermediary further agrees that if the Fund requests, the Intermediary will, with notice to the Fund, promptly either: (i) provide or arrange to provide Shareholder Information for those shareholders who hold an account with an indirect intermediary; or (ii) if directed by the Fund or its designee, prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund.

The Company additionally agrees to inform the Fund whether it plans to perform
(i) or (ii).

(b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Fund or its designee and the Intermediary; and according to the IRS' website, the ITIN refers to the Individual Taxpayer Identification number, which is a nine-digit number that always begins with the number 9 and has a 7 or 8 in the fourth digit, example 9XX-7X-XXXX. The IRS issues ITINs to individuals who are required to have a U.S. taxpayer identification number but who do not have, and are not eligible to obtain a Social Security Number (SSN) from the Social Security Administration (SSA). SEC Rule 22c-2 inadvertently refers to the ITIN as the International Taxpayer Identification Number.

(c) To the extent practicable, the format for any Shareholder Information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

2.5 Limitations on Use of Shareholder Information- The Fund agrees to only use the Shareholder Information for the purposes of identifying Shareholders who may be violating the Funds policies and procedures with respect to dilution of the Fund's value as contemplated by the Rule or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws. The Fund agrees that the Shareholder Information is confidential and that the Fund will not share the Shareholder Information externally, unless the Intermediary provides the Fund with prior written consent to share such Shareholder Information. If a party to this Agreement becomes aware of any disclosure to an unauthorized third party of any non-public personal financial information of a consumer provided or received by Underwriter in response to a request for information pursuant to the terms of this Agreement, such party promptly shall, at its expense: (i) notify the other party; (ii) investigate the circumstances relating to such actual or suspected unauthorized access, use or disclosure;
(iii) take commercially reasonable steps to mitigate the effects of such unauthorized access, use or disclosure and to prevent any reoccurrence; (iv) provide to the other such information regarding such unauthorized access, use or disclosure as is reasonably required for the other party to evaluate the likely consequences and any regulatory or legal requirements arising out of such unauthorized access, use or disclosure; and (v) cooperate with the other party to further comply with all relevant laws, rules and regulations.


                          III. PROHIBITIONS ON TRADING

3.1 Agreement to Prohibit Trading. Intermediary agrees to execute written instructions from the Fund to prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions of the Fund's Shares (directly or indirectly through the Intermediary's account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. Unless otherwise directed by the Fund, any such prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or
Shareholder-Initiated Transfer Redemptions that are effected directly or indirectly through Intermediary. Instructions must be received by us at a mutually agreed upon address.

3.2 Form of Instructions. Instructions must include the TIN and the specific individual Contract owner number or participant account number associated with the Shareholder, if known, and the specific instruction(s) to be executed, including how long the prohibition(s) is(are) to remain in place. If the TIN or the specific individual Contract owner number or participant account number associated with the Shareholder is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates. Upon request of the Intermediary, Fund agrees to provide to the Intermediary, along with any written instructions to prohibit further purchases or exchanges of Shares by Shareholder, information regarding those trades of the contract holder that violated the Fund's policies.

3.3 Timing of Response. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Intermediary.

3.4 Confirmation by Intermediary. Intermediary must provide written confirmation to the Fund that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

3.5 Redemption Fees. The Company shall not purchase or redeem Fund shares that are subject to redemption fees, including shares of Portfolios or share classes that later become subject to redemption fees, in the absence of an additional written agreement signed by all parties to the participation agreement.

                             IV. GENERAL PROVISIONS

4.1 Construction of the Agreement; Fund Participation Agreements. The parties have entered into one or more Fund Participation Agreements between or among them for the purchase and redemption of shares of the Funds by the Accounts in connection with the Contracts. The Fund Participation Agreements are hereby incorporated by reference into this Agreement, as this Agreement is intended to be a supplement to the Fund Participation Agreements. To the extent the terms of this Agreement conflict with the terms of a Fund Participation Agreement, the terms of this Agreement shall control.

4.2 Indemnification. The Fund agrees to indemnify and hold harmless Intermediary from any and all liability, claim, loss, demand, damages, costs and expenses (including reasonable attorney's fees) arising in connection with third party claim or action brought against Intermediary as a result of any unauthorized disclosure of a shareholder's taxpayer identification number provided to the Fund in response to a request for Shareholder Information pursuant to the terms of this Agreement.

4.4 Termination. This Agreement will terminate upon the termination of the applicable Fund Participation Agreements.

IN WITNESS WHEREOF, the below persons, as duly authorized officers, have caused this Agreement to be executed on behalf of the parties as of the Effective Date.

Fidelity Distributors Corporation

By: /s/ William F. Loehning
   -----------------------------------------


Name: William F. Loehning
     -------------------------------


Title: Executive Vice President


Date: April 16, 2007


Phoenix Life Insurance Company, as agent for Valley Forge Life Insurance Company

By:/s/ Gina Collopy O'Connell


Name: Gina Collopy O'Connell


Title: SR Vice President


Date: April 3, 2007